MEMORANDUM OF AGREEMENT executed at Montreal, Quebec, this 20th day of June, 2005.

BETWEEN:	INTELGENX CORP., a corporation constituted under the laws of Canada, having its head office at 6425 Abrams, Ville St.-Laurent, Quebec H4S 1X9 duly represented herein by Ingrid Zerbe, President duly authorized to do so as she declares

(hereinafter called the "Corporation")

AND:	HORST ZERBE, domiciled and residing in the province of Quebec (hereinafter called the "Executive")

WHEREAS the Corporation has undertaken to retain the Executive in the positions of President and Chief Executive Officer;

WHEREAS the Corporation wishes to retain the Executive as its President and Chief Executive Officer and the Executive agrees to be so retained, the whole under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.     Preamble

The preamble of this Agreement and its Schedule(s) shall form an integral part hereof.

2.     Employment

Subject to the terms and conditions hereinafter set forth, the Corporation hereby agrees to retain the Executive in the positions of President and Chief Executive Officer and the Executive hereby agrees to serve in such capacity.

3.     Duties and Responsibilities

The Executive shall report to the Board of Directors of the Corporation (hereinafter referred to as the "Board") and perform such duties, consistent with his office, and exercise such powers with respect to the Corporation as may be assigned to or vested in him, from time to time, by the Board.

4.     Term of Employment

Subject to the specific provisions hereinafter set forth respecting the termination of the Executive's employment, the employment of the Executive shall be for an indeterminate term, commencing as of the date of the signing of the Agreement (the "Commencement Date"). In this Agreement, each twelve-month period following the Commencement Date or anniversary thereof is referred to as an "Employment Year".

5.     Salary

The Executive shall receive from the Corporation an annual salary of one hundred seventy five thousand dollars ($175,000) (the "Base Salary"). The Base Salary shall be subject to review by the Compensation Committee of the Board on a yearly basis, provided that such Base Salary, as in effect from time to time, may be increased but not be reduced. The Base Salary shall be paid to the Executive, in lawful currency of Canada, in equal consecutive semi-monthly installments or in such other manner as may from time to time be agreed between the Corporation and the Executive, less all appropriate withholdings required by law.

6.     Automobile

The Corporation shall pay to the Executive a monthly automobile allowance in the amount of eight hundred and fifty dollars ($850.00), which shall cover all related operating expenses, including, without limitation, insurance, registration, gas, maintenance and repairs.

7.     Business Expenses

The Corporation shall reimburse the Executive for all reasonable traveling, entertainment and other business expenses actually and properly incurred by him in connection with the performance of his duties hereunder, upon presentation of acceptable documentary evidence that such expenses have been incurred.

8.     Directors' and Officers' Liability Insurance

The Corporation hereby agrees to indemnify the Executive in accordance with the provisions of its by-laws, as such provisions may be expanded from time to time. The Corporation shall obtain directors and officers liability insurance.

9.     Benefits

9.1   Benefit Plans

The Executive shall be entitled to participate in such group life, medical and disability insurance plans as may be provided by the Corporation for its senior management executives from time to time. The Executive shall be reimbursed for health, dental and other expenses not covered by corporate insurance up to a yearly amount of fifteen thousand dollars ($15,000).

9.2   Communications Equipment

The Corporation shall provide the Executive and pay for a mobile telephone, laptop computer and other communications equipment that the Executive may use in connection with his duties hereunder (e.g. home fax, home internet access, blackberry etc.), and shall pay for the monthly fees and reasonable use of same.

10.   Bonus

10.1  Annual Bonus

The Executive shall be entitled to receive an annual bonus in respect of each fiscal year that falls, in whole or in part, during the term of the Executive's employment hereunder, which will be paid based upon the achievement of specific performance targets established by the Executive and the Board before or within the first quarter of each fiscal year. The Executive's target bonus for meeting such performance targets shall be up to fifty percent (50%) of Base Salary.

Any bonus payable pursuant to this Section 10.1 shall be payable within thirty (30) days from the fiscal year-end or at such other time as may be agreed to by the Executive and the Corporation.

It is further agreed that the Executive and the Board may, from time to time, establish other specific bonus targets and payouts in addition to those specifically detailed above.

11.   Stock Options

The Executive shall be eligible to participate in the employee stock option plan of the Corporation, as such plan shall be in effect from time to time and any grant of stock options to the Executive will be subject to such terms and conditions as are set out in the Corporation's stock option plan.

12.   Vacation

During each twelve (12) month period of his employment, the Executive shall be entitled to four (4) weeks' paid vacation, to be taken at such time(s) convenient to the Executive and the Corporation.

13.   Termination of Employment

13.1 For purposes of this Section 13 and of Section 14 of this Agreement, the following words and expressions shall have the meaning ascribed to them below:

(a)   "Accruals" means: (i) any accrued but unpaid Base Salary and accrued but unpaid vacation pay through to the date of termination of employment of the Executive; (ii) benefits accrued and earned by the Executive through to the date of termination (if any) in accordance with the applicable plans and programs of the Corporation; and (iii) any business expenses incurred by the Executive in accordance with the provisions hereof, but not yet paid as of the date of termination, less all appropriate withholdings required by law; and

(b)   "Cause" shall mean "serious reason", as contemplated by Article 2094 of the Civil Code of Quebec.

13.2 If the Executive shall die or shall voluntarily resign from his employment with the Corporation at any time other than as described in section 14 of this Agreement, this Agreement shall terminate and the Corporation shall have no further obligations hereunder except to pay to the Executive (or his estate, as the case may be) any Accruals.

13.3 Notwithstanding anything contained herein, the Corporation may terminate the employment of the Executive under this Agreement by notice in writing to the Executive, given at any time, in any of the following events:

(a)   for Cause, in which case the Executive shall not be entitled to a notice period or to any compensation, damages or payment of any nature whatsoever, save for any Accruals; or

(b)   for any reason whatsoever (other than the reasons set out in sub-paragraph a) of this Section 13.3 above, the consequences of which are set forth therein) in which case, in addition to the payment of any Accruals, the Executive shall be entitled to the following payments and benefits in respect of an eighteen (18) month period (the "Severance Period"), less all appropriate withholdings required by law, such payments and benefits being hereinafter referred to as the "Termination Benefits":

(i)     payment of a lump-sum indemnity equivalent to the aggregate amount of Base Salary that would have been payable during the Severance Period. Payment of this amount may instead be made by way of salary continuance, if so elected by the Executive;

(ii)    continued participation in all employee benefits plans and programs in which the Executive was participating on the date of termination of employment, if and as permitted thereunder, until the earlier of: (i) the expiration of the Severance Period; and (ii)the date on which the Executive receives equivalent coverage and benefits under other plans and programs of a subsequent employer;

(iii)   payment of the monthly automobile allowance under Section 7 hereof, subject to and in accordance with the provisions thereof, until the earlier of: (i) the expiration of the Severance Period; and (ii) the date on which the Executive becomes otherwise employed;

(iv)   payment of a bonus covering the period from the beginning of the then current fiscal year through to the date of termination employment.

(v)     any stock options that are unvested at the date of termination of employment shall immediately vest.

All payments to the Executive contemplated by the Termination Benefits shall be made by the Corporation within ten (10) days of the date of termination of the Executive's employment. Furthermore, it is specifically understood and agreed that the Executive shall have no obligation to mitigate damages or seek other employment or compensation in the event he is entitled to receive Termination Benefits under any provision of this Agreement, and except as otherwise expressly provided, payments made as part of such Termination Benefits shall not be offset by compensation or remuneration received from other sources.

Termination by the Executive following a Change in Control

For purposes of this Section 15 and only for such purposes, Change in Control" shall mean :

any change of control, in fact or in law, including any sale, transfer or any other disposition or transaction or series thereof, directly or indirectly, pursuant to or as a result of which any person or group of persons acting together or in concert shall acquire, hold or exercise, whether directly or indirectly, rights over securities to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the Corporation, or which entitle the holder(s) thereof to more than fifty percent (50%) of the economic value of the Corporation but shall not include a change of control resulting from the issuance by the Corporation of securities from treasury pursuant to a financing.

The Executive may terminate his employment hereunder at any time within a period of six (6) months following a Change in Control; in such event, the Corporation shall be required to pay the Executive any Accruals, and provide him with the Termination Benefits.

Sufficiency of Payment

The Executive acknowledges that the amounts and benefits contemplated in Sections 13 and 14 hereof are fair and reasonable and that such amounts cover any and all amounts which may be owing or payable by the Corporation in respect of his employment and the termination thereof, whether as prior notice, compensatory payment in lieu of prior notice, indemnity in lieu of notice of termination, severance pay, vacation, bonus, incentive, allowance, expenses, benefits or contractual or extra-contractual damages pursuant to any provision of law, contract, policy, plan, regulation, decree or practice whatsoever. Except as expressly contemplated in Sections 13 and 14 and except for any rights which he may have with respect to the indemnification to be provided by the Corporation pursuant to Section 8, whether under its by-laws or otherwise, the Executive specifically acknowledges and agrees that neither he nor his estate shall be entitled to receive any other or additional amounts from the Corporation upon ceasing to be an employee.

Confidentiality

The Executive acknowledges that, in the course of his employment with the Company, he will have access to and be entrusted with confidential and proprietary information and trade secrets of or relating to the Company, which information is not part of the public domain, and which the Company has a legitimate interest in protecting. Such information and trade secrets include, but are not be limited to the following:

(a)   the identity of the Company's clients; the Company's client lists; the products and/or services offered or provided to the Company's clients, the prices charged for such products or services; the volume of sales made to such clients, the particular needs of such clients; and the methods or arrangements implemented by the Company or any Member thereof to service or do business with such clients;

(b)   the identity of the Company's suppliers; lists of suppliers; the products and/or services purchased from such suppliers, the prices paid to such suppliers, and the financial or other particular arrangements made between such suppliers and the Company or any Member thereof;

(c)   the identity of the Company's employees, the list(s) of employees of any Member of the Company, the salary, remuneration, other employment benefits and/or training provided to such employees;

(d)   any information concerning the actual or planned creation, production, development, marketing, sale, distribution and/or licensing of any products or services by the Company or any Member thereof;

(e)   any technique, process, method of doing business, or sales, marketing, product development or business plans or strategies, surveys, designs, inventions or other intellectual property of the Company or any Member thereof, including all antecedent derivative works; and

(f)    any information concerning the financial affairs of the Company or any Member thereof and any negotiations, licensing or other business agreements between any Member of the Company and third parties.

(hereinafter referred to collectively as "Confidential Information"). The Executive acknowledges and agrees that the foregoing are only examples of the types of trade secrets, confidential and proprietary information that will be made known to him by reason of his employment with the Corporation, and are not to be construed as an exhaustive list of such information. It is also understood that the term "Confidential Information" does not include information which is or becomes generally known to the public without any breach by the Executive of his obligations hereunder or any fault on the part of the Executive.

The Executive covenants and agrees that, during his employment with the Corporation, and at all times subsequent to the termination of his said employment, for whatever reason, whether voluntary or involuntary, he shall not, directly or indirectly, in any manner or for any purpose whatsoever, except for the business purposes of the Corporation and as may be reasonably required in the normal and loyal performance of his employment duties hereunder or unless and to the extent he is specifically required to do so by Court order, use, copy or reproduce or allow to be used, copied or reproduced any Confidential Information or disclose, transmit, transfer or communicate or allow to be disclosed, transmitted, transferred or communicated any Confidential Information to any person, firm, business, corporation, partnership, joint venture, syndicate, association, governmental organization or authority, or any other type of entity or group, endowed or not with juridical personality.

The Executive acknowledges and agrees that the Confidential Information, and all materials, documents, files and records relating thereto, are and shall remain the exclusive property of the Corporation.

The Executive covenants and agrees that, upon the request of the Corporation and, in any event, upon the termination of his employment with the Corporation, for whatever reason, whether voluntary or involuntary, he will return to the Corporation immediately, without making or keeping any copies or reproductions thereof, in whatever form, all Confidential Information, however captured, stored or recorded, as well as all materials, documents, files, records, diskettes, notebooks, and other property of the Corporation which are in his possession, or under his custody or control.

Intellectual Property

Any and all inventions and improvements thereon, processes, information and/or data which the Executive may make, conceive and/or compile during his employment, whether alone or in concert with others, relating or in any way pertaining to, or connected with any of the matters which have been, are or may become, during his employment, the subject of the business, investigations and/or research and development program of the Corporation or in which the Corporation has been, is or may become interested during his employment (collectively, the "Inventions"), shall be the sole and exclusive property of the Corporation. It is understood and agreed, however, that the term Inventions shall not include any inventions, or improvements thereon, processes, information and/or data which the Executive makes, conceives or compiles in the context of his involvement with any advisory board or as a director of any other corporation, as permitted pursuant to section 4 hereof. The Executive hereby assigns to the Corporation, without any limitation whatsoever, any and all right, title and interest in and to the Inventions.

Further, the Executive hereby waives, without any limitation whatsoever, to the benefit of the Corporation, its successors, assigns and licensees any moral rights which he may have with respect to the Inventions for the term of such right.

The Executive will, whenever requested to do so by the Corporation, either during or after the termination of his employment, for any reason whatsoever, execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters patent of Canada and/or foreign countries for such Inventions and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to such Inventions, applications and patents.

To the end that Sections 17.1 and 17.2 hereof may be effectively carried out, the Executive shall promptly inform and disclose to the Corporation all inventions, improvements, processes, applications, data and/or other information made, conceived and/or compiled by him during the Term.

Non-Competition and Non-Solicitation Covenants

The Executive expressly covenants and agrees that, during his employment and for a period of twelve (12) months from the date on which his employment by the Corporation terminates, for whatever reason, whether voluntary or involuntary, he will not, directly or indirectly:

(a)   anywhere in North America, engage in, whether as a sole proprietor, partner, shareholder or in any other proprietary capacity whatsoever, or provide support and/or assistance in any other form whatsoever, to any person, firm or corporation engaged in developing, manufacturing, licensing, marketing or distributing any product that competes with a product developed, manufactured, licensed, marketed or distributed by the Corporation during the Term or at the date of such termination of employment, as the case may be; provided that investments in securities representing less than 10% of the voting securities of any entity the shares of which are publicly traded shall not be deemed a violation of this subparagraph a);

(b)   anywhere in North America, be employed by, act as an Executive or adviser to, or be the agent or representative of any person, firm or corporation engaged in developing, manufacturing, licensing, marketing or distributing any product that competes with a product developed, manufactured, licensed, marketed or distributed by the Corporation during the Term or at the date of such termination of employment, as the case may be;

(c)   solicit or attempt to solicit any customer or entice any such customer of the Corporation to cease dealing with the Corporation, in all such cases with a view to giving, selling or providing to such customer any products or services similar to the products or services sold or provided by the Corporation at the time of the cessation of his employment;

(d)   solicit, induce, or otherwise persuade any executive or Executive of the Corporation to terminate his employment or to cease providing services to the Corporation.

In the event that in any legal proceedings before a competent tribunal in any jurisdiction, it is determined that either of Sub-sections a), b), c) or d) of Section 18 above, or any part of the said Sub-sections, is invalid with respect to any particular transaction, that Sub-section or part thereof shall be deemed to be severed from this Agreement for the purposes only of the particular legal proceedings in question, and the said Sub-section shall, in every other respect, continue in full force and effect.

19.    Violation

19.1 The Executive hereby agrees that the restrictions in the foregoing sections and paragraphs are reasonable and necessary in order to permit the Corporation to adequately protect its legitimate interests and competitive position in the marketplace.

19.2 The Executive acknowledges that, in the event of any breach by him of any of his obligations under sections 16, 17 and 18, such breach shall cause the Corporation serious and irreparable harm and that injunctive relief will be necessary in such event, without prejudice to any other recourses or remedies available to the Corporation.

20.    General

20.1 The Executive acknowledges that this Agreement is a contract by mutual agreement which has been negotiated and discussed between the parties and entered into as a result thereof.

20.2 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, contains all of the agreements between the parties hereto and supersedes all prior written or oral agreements hereto with respect to the subject hereof and any and all such prior written or oral agreements are hereby terminated.

20.3 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

20.4 Each and every term, condition and provision of this Agreement is and shall be severable one from the other, and in the event that any term, condition or provision hereof is at any time declared by a court of competent jurisdiction to be void, invalid or unenforceable, same shall not extend to invalidate, make void or make unenforceable any condition or provision of this Agreement, and such term, condition or provision so declared to be void, invalid or unenforceable shall be severed from the rest of this Agreement.

20.5 This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, legal representatives and permitted assigns.

20.6 The provisions of Sections 17, 18, 19 and 20 shall survive the termination of this Agreement.

20.7 The paragraph and section headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

20.8 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec. The courts of the Province of Quebec shall have exclusive jurisdiction with respect to any disagreement or dispute between the parties regarding this Agreement.

20.9 Time is of the essence of this Agreement.

20.10 The parties acknowledge that they have required that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exige la redaction en anglais de la presente convention ainsi que de tous documents executes, avis donnes et toutes poursuites judiciaires intentees, directement ou indirectement, relativement ou a la suite de la presente convention.

AND THE PARTIES HAVE SIGNED